Exhibit 3.2

BYLAWS

of

MID PENN BANCORP, INC.

(as amended through February 23, 2022)

Article 1

CORPORATION OFFICE

Section 1.1 The Corporation shall have and continuously maintain in Pennsylvania a registered office which may, but need not, be the same as its place of business and at an address to be designated from time to time by the Board of Directors.

Section 1.2 The Corporation may also have offices at such other places as the Board of Directors may from time to time designate or the business of the Corporation may require.

Article 2

SHAREHOLDERS MEETINGS

Section 2.1 All meetings of the shareholders shall be held at such time and place as may be fixed from time to time by the Board of Directors. The Board of Directors may determine that a meeting be held solely by means of Internet or other electronic communications technology in the manner and to the extent provided by the Pennsylvania Business Corporation Law (the “PaBCL”). The officer presiding over the shareholders’ meeting may establish rules and regulations for the conduct of the meeting as he or she may deem to be reasonably necessary or desirable for the orderly and expeditious conduct of the meeting.

Section 2.2 At the annual meeting of shareholders, the shareholders shall elect members to the Board of Directors and transact such other business as may properly be brought before the meeting.

Section 2.3 Special meetings of the shareholders may be called at any time by the Chair of the Board, the Chief Executive Officer, the President, a majority of the Board of Directors, a majority of the members of the Executive Committee of the Board of Directors or by shareholders entitled to cast at least one-fifth (1/5th) of the vote which all shareholders are entitled to cast at a particular meeting. At any time, upon written request of any person who has called a special meeting, it shall be the duty of the Secretary to fix the time of the meeting which, if the meeting is called pursuant to a statutory right, shall be held not more than sixty (60) days after the receipt of the request. If the Secretary neglects or refuses to fix the time of the meeting, the person or persons calling the meeting may do so.

Section 2.4 Written notice of all shareholder meetings (other than adjourned meetings of shareholders), shall state the place, date, hour, the purpose thereof and shall be given in the manner provided in these Bylaws, at least ten (10) days before such meeting, unless a greater period of notice is required by statute or by these Bylaws, to each shareholder entitled to vote thereat at such address as appears on the transfer books for shares of the Corporation.

Section 2.5 When a meeting of shareholders is adjourned, it shall not be necessary to give any notice of the adjourned meeting or of the business to be transacted at an adjourned meeting, other than by announcement at the meeting at which the adjournment is taken, unless the Board of Directors fixes a new record date for the adjourned meeting.

Section 2.6 (a) At an annual meeting of shareholders, only such business shall be conducted, and only such proposals shall be acted upon, as shall have been brought before the annual meeting by, or at the direction of, (1) the Board of Directors or (2) any shareholder who complies with all the requirements set forth in this Section 2.6.

(b) Proposals, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary as set forth in this Section 2.6. For shareholder proposals to be included in the Corporation’s proxy materials, the shareholder must comply with all the timing and informational requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or any successor regulation, and the matter must be proper for action by shareholders and not otherwise excludable by the Corporation under Rule 14a-8. With respect to shareholder proposals to be considered at the annual meeting of shareholders but not included in the Corporation’s proxy materials, the shareholder notice shall be delivered to, or mailed and received at, the principal executive offices of the Corporation not later than 120 days prior to the anniversary date of the initial proxy materials or of a notice of the meeting by the Corporation in connection with the immediately preceding annual meeting of shareholders. Such shareholder’s notice shall set forth as to each matter the shareholder proposes to bring before the annual meeting (1) a description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the name and address, as they appear on the Corporation’s books, of the shareholder proposing such business (the “Proposing Shareholder”) and, to the extent known, any other shareholders known by the Proposing Shareholder to be supporting such proposal, (3) the class and number of shares of the Corporation’s stock which are beneficially owned by the Proposing Shareholder, by any person who is a member of any group with such shareholder with respect to the Corporation’s stock or who is known by the Proposing Shareholder to be supporting such proposal on the date the notice is given to the Corporation, and by each person who is in control of, is controlled by or is under common control with any of the foregoing, (4) the identification of any person retained or to be compensated by the Proposing Shareholder, or any person acting on his or her behalf, to make solicitations or recommendations to shareholders for the purpose of assisting in the passage of such proposal and a brief description of the terms of such employment, retainer or arrangement for compensation, and (5) any material interest of the Proposing Shareholder in such business. The Board of Directors may reject any shareholder proposal not timely made in accordance with the terms of this Section 2.6.

Article 3

QUORUM OF SHAREHOLDERS

Section 3.1 The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the particular matter shall constitute a quorum for purposes of considering such matter, and unless otherwise provided by statute the acts of such shareholders at a duly organized meeting shall be the acts of the shareholders. If, however, any meeting of shareholders cannot be organized because of lack of a quorum, those present, in person or by proxy, shall have the power, except as otherwise provided by statute, to adjourn the meeting to such time and place as they may determine, without notice other than an announcement at the meeting, until the requisite number of shareholders for a quorum shall be present, in person or by proxy, except that in the case of any meeting called for the election of directors such meeting may be adjourned only for periods not exceeding fifteen (15) days as the holders of a majority of the shares present, in person or by proxy, shall direct, and those who attend the second of such adjourned meetings, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors. At any adjourned meeting at which a quorum shall be present or so represented, any business may be transacted which might have been transacted at the original meeting if a quorum had been present. The shareholders present, in person or by proxy, at a duly organized meeting can continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Article 4

VOTING RIGHTS

Section 4.1 Except as may be otherwise provided by statute or by the Articles of Incorporation, at every shareholders meeting, every shareholder entitled to vote thereat shall have the right to one vote for every share having voting power standing in such shareholder’s name on the transfer books for shares of the Corporation on the record date fixed for the meeting.

Section 4.2 Except as provided in Sections 10.3, 10.4, and 10.5, directors shall be elected by a plurality of the votes cast at a meeting and entitled to vote on the election of directors. Except as otherwise provided by statute, the Articles of Incorporation or these Bylaws, whenever any corporate action is to be taken by vote of the shareholders at a duly organized meeting of the shareholders, it shall be authorized upon receiving the affirmative vote of a majority of the votes cast by all shareholders present in person or by proxy and entitled to vote thereon, and, if shareholders are entitled to vote thereon as a class, upon receiving the affirmative vote of a majority of the votes cast by the shareholders present in person or by proxy and entitled to vote as a class thereon.

Article 5

PROXIES

Section 5.1 Every shareholder entitled to vote at a meeting of shareholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such shareholder by proxy. Every proxy shall be executed or authenticated by the shareholder or such shareholder’s duly authorized attorney-in fact-and filed with or transmitted to the Secretary of the Corporation. A shareholder or such shareholder’s duly authorized attorney-in-fact may execute or authenticate a writing or transmit an electronic message authorizing another person to act for the shareholder by proxy. A telegram, telex, cablegram, datagram, e-mail, Internet communication or other means of electronic transmission from a shareholder or attorney-in-fact, or a photographic, facsimile or similar reproductions of a writing executed by a shareholder or attorney-in-fact may be treated as a properly executed proxy and shall be so treated if it sets forth or utilizes a confidential and unique identification number or other mark furnished by the Corporation to the shareholder for the purpose of the particular meeting or transaction. A proxy, unless coupled with an interest, shall be revocable at will, notwithstanding any other agreement or any provision in the proxy to the contrary, but the revocation of a proxy shall not be effective until notice thereof has been given to the Secretary of the Corporation. No unrevoked proxy shall be valid after eleven (11) months from the date of its execution, authentication or transmission, unless a longer time is expressly provided therein, but in no event shall a proxy, unless coupled with an interest, be voted after three years from the date of its execution. A proxy shall not be revoked by the death or incapacity of the maker, unless before the vote is counted or the authority is exercised, written notice of such death or incapacity is given to the Secretary of the Corporation.

Article 6

RECORD DATE

Section 6.1 The Board of Directors may fix a time, not more than ninety (90) days prior to the date of any meeting of shareholders, or the date fixed for the payment of any dividend or distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares will be made or go into effect, as a record date for the determination of the shareholders entitled to notice of, and to vote at, any such meeting, or entitled to receive payment of any such dividend or distribution, or to receive any such allotment of rights, or to exercise the rights in respect to any such change, conversion or exchange of shares. In such case, only such shareholders as shall be shareholders of record on the date so fixed shall be entitled to notice of, or to vote at, such meeting or to receive payment of such dividend or distribution or to receive such allotment of rights or to exercise such rights, as the case may be, notwithstanding any transfer of any shares on the transfer books for shares of the

Corporation after any record date fixed as aforesaid. The Board of Directors may close the books of the Corporation against transfers of shares during the whole or any part of such period, and in such case written or printed notice thereof shall be mailed at least ten (10) days before closing thereof to each shareholder of record at the address appearing on the records of the Corporation or supplied by such shareholder to the Corporation for the purpose of notice. While the stock transfer books of the Corporation are closed, no transfer of shares shall be made thereon. If no record date is fixed by the Board of Directors for the determination of shareholders entitled to receive notice of, and vote at, a shareholders meeting, transferees of shares which are transferred on the books of the Corporation within ten (10) days next preceding the date of such meeting shall not be entitled to notice of or to vote at such meeting.

Article 7

VOTING LISTS

Section 7.1 The Secretary shall have charge of the transfer books for shares of the Corporation and shall make a complete list of the shareholders entitled to vote at any meeting of shareholders, arranged in alphabetical order, with their addresses and number of shares held by each, which list shall be kept on file at the registered office or principal place of business of the Corporation. To the extent required by the PaBCL, the list shall be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the entire meeting for the purposes thereof.

Section 7.2 Failure to comply with the requirements of Section 7.1 shall not affect the validity of any action taken at a meeting prior to a demand at the meeting by any shareholder entitled to vote thereat to examine the list. The original share register or transfer book, or a duplicate thereof kept in the Commonwealth of Pennsylvania shall be prima facie evidence as to who are the shareholders entitled to exercise the rights of a shareholder.

Article 8

JUDGES OF ELECTION

Section 8.1 In advance of any meeting of shareholders, the Board of Directors may appoint judges of election, who need not be shareholders, to act at such meeting or any adjournment thereof. If judges of election are not so appointed, the presiding officer of the meeting may, and on the request of any shareholder, or such shareholder’s proxy, appoint judges of election at the meeting. The number of judges shall be one or three. If appointed at a meeting on the request of one or more shareholders or proxies, the majority of shares present and entitled to vote shall determine whether one or three judges are to be appointed. A person who is a candidate for office to be filled at the meeting shall not act as a judge.

Section 8.2 In case any person appointed as a judge fails to appear or fails or refuses to act, the vacancy may be filled by appointment made by the Board of Directors in advance of the convening of the meeting or at the meeting by the presiding officer thereof.

Section 8.3 The judges of election shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies, receive votes or ballots, hear and determine all challenges and questions in any way arising in connection with the right to vote, count and tabulate all votes, determine the result and do such acts as may be proper to conduct the election or vote with fairness to all shareholders. The judges of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three judges of election, the decision, act or certificate of a majority shall be effective in all respects as the decision, act or certificate of all.

Section 8.4 On request of the presiding officer of the meeting, or of any shareholder, the judges of election shall make a report in writing of any challenge or question or matter determined by them, and execute a certificate of any fact found by them. Any report or certificate made by them shall be prima facie evidence of the facts stated therein.

Article 9

CONSENT OF SHAREHOLDERS IN LIEU OF MEETING

Section 9.1 Any action required to be taken at a meeting of the shareholders, or of a class of shareholders, may be taken without a meeting, if a consent or consents in writing setting forth the action so taken shall be signed by all of the shareholders who would be entitled to vote at a meeting for such purpose and shall be filed with the Secretary of the Corporation.

Article 10

DIRECTORS

Section 10.1 Any shareholder who intends to nominate or to cause to have nominated any candidate for election to the Board of Directors (other than any candidate proposed by the Corporation’s then existing Board of Directors) shall so notify the Secretary in writing not less than the earlier of (1) 120 days prior to the anniversary date of the initial proxy materials or of a notice of the meeting by the Corporation in connection with the immediately preceding annual meeting of shareholders, or (2) the deadline for submitting shareholder proposals for inclusion in a proxy statement and form of proxy as calculated under Rule 14a-8(e) promulgated by the Securities and Exchange Commission under the Exchange Act or any successor provision thereto. Such notification shall contain the following information to the extent known by the notifying shareholder.

(a)	the name and address of each proposed nominee;

(b)	the age of each proposed nominee;

(c)	the principal occupation of each proposed nominee;

(d)	the class and number of shares of the Corporation’s stock beneficially owned by each proposed nominee;

(e)	the total number of shares that to the knowledge of the notifying shareholder will be voted for each proposed nominee;

(f)	the name and residence address of the notifying shareholder; and

(g)	the class and number of shares of the Corporation’s stock owned by the notifying shareholder.

Any nomination for director not made in accordance with this Section shall be disregarded by the presiding officer of the meeting, and votes cast for each such nominee shall be disregarded by the judges of election. In the event that the same person is nominated by more than one shareholder, if at least one nomination for such person complies with this Section, the nomination shall be honored and all votes cast for such nominee shall be counted.

Section 10.2 The number of directors that shall constitute the whole Board of Directors shall be not less than five (5), nor more than twenty-five (25). The Board of Directors shall be classified into three (3) classes, each class to be elected for a term of three (3) years. The terms of the respective classes shall expire in successive years as provided in Section 10.3 hereof. Within the foregoing limits, the Board of Directors may from time to time fix the number of directors and their respective classifications.

Section 10.3 At the 1992 annual meeting of shareholders of the Corporation, the shareholders shall elect eleven (11) directors as follows: four (4) Class A directors to serve until the 1993 annual meeting of shareholders, four (4) Class B directors to serve until the 1994 annual meeting of shareholders, and three (3) Class C directors to serve until the 1995 annual meeting of shareholders. Each class shall be elected in a separate election. At each annual meeting of shareholders thereafter, successors to the class of directors whose term shall then expire shall be elected to hold office for a term of three (3) years, so that the term of office of one class of directors shall expire in each year. The Board of Directors shall have the sole discretion to increase the number of Directors that shall constitute the whole Board of Directors; provided however, that the total number of Directors in each class remains relatively proportionate to the others.

Section 10.4 The Board of Directors may declare vacant the office of a director who has been judicially declared of unsound mind or who has been convicted of an offense punishable by imprisonment for a term of more than one year or for any other proper cause which these Bylaws may specify or if, within sixty (60) days or such other time as these Bylaws may specify after notice of such director’s selection, he or she does not accept the office either in writing or by attending a meeting of the Board of Directors and fulfill such other requirements of qualification as these Bylaws may specify. For purposes of this Section 10.4, proper cause for removal shall mean determination by the Board of Directors that (i) the director has breached the director’s fiduciary duty to the Corporation, (ii) the director has willfully violated any written code of conduct or published policy or procedure applicable to directors of the Corporation, (iii) the director has willfully violated any material banking law or regulation applicable to the Corporation or any of its subsidiaries or (iv) the director has missed three consecutive meetings of the Board of Directors or more than 25% of the total number of meetings of the Board of Directors and committees on which the director serves in any calendar year, or for any other proper cause as may be specified by resolution of the Board of Directors.

Section 10.5 Upon application of any shareholder or director, a court may remove from office any director in case of fraudulent or dishonest acts, or gross abuse of authority or discretion with reference to the Corporation, or for any other proper cause, and may bar from office any director so removed for a period prescribed by the court. The Corporation shall be made a party to the action and, as a prerequisite to the maintenance of an action under this Section 10.5, a shareholder shall comply with Section 1782 of the PaBCL.

Section 10.6 An act of the Board of Directors done during the period when a director has been suspended or removed for cause shall not be impugned or invalidated if the suspension or removal is thereafter rescinded by the shareholders or by the Board of Directors or by the final judgment of a court.

Section 10.7 The Board of Directors may appoint a person who previously held the position of Director to be a Director Emeritus. A Director Emeritus may attend, in a nonvoting capacity, meetings of the Board of Directors by invitation of the Board of Directors.

Section 10.8 Directors who are appointed after January 1, 2020 and who reach the age of 70 (the “Mandatory Retirement Age”) during their tenure on the Board may continue to serve until the next Annual Shareholders Meeting, at which time they must retire from the Board. The Mandatory Retirement Age for any director serving on the Board as of December 31, 2019 (each, an “Existing Director”) shall be 72. Notwithstanding the Mandatory Retirement Age, each Existing Director may serve on the Board of Directors for at least 6 years, in the aggregate (including service prior to January 1, 2020). In extraordinary circumstances, the Board may grant to an individual director, on a case-by-case basis, a waiver of the Mandatory Retirement Age.

Section 10.9 No director may serve on the Board for more than 15 years, in the aggregate. Notwithstanding the foregoing, and regardless of prior service, each Existing Director (as defined in Section 10.8) may serve for up to an additional 15 years (commencing January 1, 2020), subject in all respects to the Mandatory Retirement Age for Existing Directors.

Article 11

VACANCIES ON BOARD OF DIRECTORS

Article 11.1 Vacancies on the Board of Directors, including vacancies resulting from an increase in the number of directors, shall be filled by a majority of the remaining members of the Board of Directors, though less than a quorum, and each person so appointed shall be a director until the expiration of the term of office of the class of directors to which such director was appointed.

Article 12

POWERS OF BOARD OF DIRECTORS

Section 12.1 The business and affairs of the Corporation shall be managed by its Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these Bylaws directed or required to be exercised and done by the shareholders.

Section 12.2 A director shall stand in a fiduciary relation to the Corporation and shall perform such director’s duties as a director, including those duties as a member of any committee of the Board of Directors upon which such director may serve, in good faith, in a manner such director reasonably believes to be in the best interests of the Corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing duties as a director, a director shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following:

(a)	One or more officers or employees of the Corporation whom the director reasonably believes to be reliable and competent in the matters presented.

(b)	Counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional or expert competence of such persons.

(c)

A committee of the Board of Directors upon which such director does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the director reasonably believes to merit confidence. A director shall not be considered to be acting in good faith if such director has knowledge concerning the matter in question that would cause such director’s reliance to be unwarranted.

Section 12.3 In discharging the duties of their respective positions, the Board of Directors, committees of the Board of Directors and individual directors may, in considering the best interests of the Corporation, consider to the extent they deem appropriate, (i) the effects of any action upon any or all groups affected by such action, including shareholders, employees, suppliers, customers and creditors of the Corporation, and upon communities in which offices or other establishments of the Corporation are located, (ii) the short-term and long-term interests of the Corporation, including benefits that may accrue to the Corporation from its long-term plans and the possibility that these interests may be best served by the continued independence of the Corporation, (iii) the resources, intent and conduct (past, stated and potential) of any person seeking to acquire control of the Corporation, and (iv) all other pertinent factors. The consideration of those factors shall not constitute a violation of Section 12.2.

Section 12.4 Absent breach of fiduciary duty, lack of good faith or self-dealing, any act as the Board of Directors, a committee of the Board or an individual director shall be presumed to be in the best interests of the Corporation.

Section 12.5 A director shall not be personally liable, as such, for monetary damages for any action taken, or any failure to take any action, unless:

(a)	the director has breached or failed to perform the duties of such director’s office under this Article 12; and

(b)	the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

Section 12.6 The provisions of Section 12.5 shall not apply to:

(a)	the responsibility or liability of a director pursuant to any criminal statute; or

(b)	the liability of a director for the payment of taxes pursuant to local, State or Federal law.

Section 12.7 A director of the Corporation who is present at a meeting of the Board of Directors, or of a committee of the Board of Directors, at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless such director’s dissent is entered in the minutes of the meeting or unless such director files such director’s written dissent to the action with the Secretary of the Corporation before the adjournment thereof or transmits the dissent in writing to the Secretary of the Corporation immediately after the adjournment of the meeting. The right to dissent shall not apply to a director who voted in favor of the action. Nothing in this Section 12.7 shall bar a director from asserting that minutes of any meeting incorrectly omitted such director’s dissent if, promptly upon receipt of a copy of such minutes, such director notifies the Secretary of the Corporation, in writing, of the asserted omission or inaccuracy.

Article 13

COMMITTEES OF THE BOARD OF DIRECTORS

Section 13.1 The Board of Directors may, by resolution adopted by a majority of the directors in office, establish one or more committees to consist of one or more directors of the Corporation. Any committee, to the extent provided in the resolution of the Board of Directors or in these Bylaws, shall have and may exercise all of the powers and authority of the Board of Directors, except that a committee shall not have any power or authority as to the following:

(a)	The submission to shareholders of any action requiring approval of shareholders under applicable law, the Articles of Incorporation or these Bylaws.

(b)	The creation or filling of vacancies in the Board of Directors.

(c)	The adoption, amendment or repeal of these Bylaws.

(d)	The amendment or repeal of any resolution of the Board of Directors that by its terms is amendable or repealable only by the Board of Directors.

(f)	Action on matters committed by these Bylaws or resolution of the Board of Directors to another committee of the Board of Directors.

Section 13.2 The Board of Directors shall have the power and authority to appoint an Executive Committee and such other committees as may be deemed necessary by the Board of Directors for the efficient operation of the Corporation. The Executive Committee shall consist of the Chair of the Board, the Chief Executive Officer and not less than two (2) nor more than five (5) other directors (one of which other directors may be an employee of the Corporation or any of its subsidiaries). The Executive Committee shall meet at such time as may be fixed by the Board of Directors, or upon call of the Chair of the Board or the Chief Executive Officer. A majority of members of the Executive Committee shall constitute a quorum. The Executive Committee shall have and exercise the authority of the Board of Directors in the intervals between the meetings of the Board of Directors as far as may be permitted by law.

Section 13.3 The Board of Directors may designate one or more directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of the committee or for the purposes of any written action by the committee. In the absence or disqualification of a member and alternate member or members of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another director to act at the meeting in the place of the absent or disqualified member.

Section 13.4 Each committee of the Board of Directors shall serve at the pleasure of the Board of Directors. The term “Board of Directors,” when used in any provision of this Article 13 relating to the organization or procedures of or the manner of taking action by the Board of Directors, shall be construed to include and refer to any executive or other committee of the Board of Directors. Any provision of this Article 13 relating or referring to action to be taken by the Board of Directors or the procedure required therefor shall be satisfied by the taking of corresponding action by a committee of the Board of Directors to the extent authority to take the action has been delegated to the committee pursuant to this Article 13.

Article 14

MEETINGS OF THE BOARD OF DIRECTORS

Section 14.1 An organization meeting may be held immediately following the annual shareholders meeting without the necessity of notice to the directors to constitute a legally convened meeting, or the directors may meet at such time and place as may be fixed by either a notice or waiver of notice or consent signed by all of such directors.

Section 14.2 Regular meetings of the Board of Directors shall be held at least quarterly at a time and place determined by the Board of Directors at the preceding meeting. One or more directors may participate in any meeting of the Board of Directors, or of any committee thereof, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear one another.

Section 14.3 Special meetings of the Board of Directors may be called by the Chair of the Board or the Chief Executive Officer on not less than one (1) day’s notice to each director, either personally or by first class or express mail, postage prepaid, or courier service, charges prepaid, to the director’s postal address supplied by the director for the purpose of notice, by telegram or telephone, or by facsimile, e-mail or other electronic communication to the director’s facsimile number or address for e-mail or other electronic communication supplied by the director for the purpose of notice, or in any other manner permitted by law. Special meetings shall be called by the Chair of the Board or the Chief Executive Officer in like manner and on like notice upon the written request of three (3) directors.

Section 14.4 At all meetings of the Board of Directors, a majority of the directors shall constitute a quorum for the transaction of business, and the acts of a majority of the directors present at a meeting in person or by conference telephone or similar communications equipment at which a quorum is present in person or by such communications equipment shall be the acts of the Board of Directors, except as may be otherwise specifically provided by statute or by the Articles of Incorporation or by these Bylaws. If a quorum shall not be present in person or by communications equipment at any meeting of the directors, the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or as permitted herein.

Article 15

INFORMAL ACTION BY THE BOARD OF DIRECTORS

Section 15.1 Any action required or permitted to be taken at a meeting of the directors may be taken without a meeting and shall be as valid a corporate action as though it had been authorized at a meeting of the Board of Directors if, prior or subsequent to the action, a consent or consents thereto by all of the directors in office is filed with the Secretary of the Corporation.

Article 16

COMPENSATION OF DIRECTORS

Section 16.1 Directors, as such, may receive a stated salary for their services or a fixed sum and expenses for attendance at regular and special meetings, or any combination of the foregoing as may be determined from time to time by resolution of the Board of Directors, and nothing contained herein shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

Article 17

OFFICERS

Section 17.1 The officers of the Corporation shall be a Chief Executive Officer, a President, one or more Vice Presidents of whom one or more may be designated Senior Executive Vice President, Executive Vice President or Senior Vice President, a Corporate Secretary, a Treasurer, and such other officers as the Board of Directors or the Chief Executive Officer may from time to time designate. The Board of Directors shall designate the Chief Executive Officer. All officers having the rank of Senior Vice President or higher shall be elected by the Board of Directors and shall hold office at the pleasure of the Board of Directors. All other officers shall be appointed by the Chief Executive Officer, or, in his or her absence, by such other officer or officers as may be designated by the Board of Directors, and such appointments shall be reported to the Board of Directors.

Section 17.2 The compensation of the Chief Executive Officer and the other officers of the Corporation shall be determined in the manner specified in the charter for the Compensation Committee of the Board of Directors.

Section 17.3 Each officer shall hold office for a term of one year and until such officer’s successor has been selected and qualified or until such officer’s earlier death, resignation or removal. Any officer may resign at any time upon written notice to the Corporation. The resignation shall be effective upon receipt thereof by the Corporation or at such subsequent time as may be specified in the notice of resignation. The Corporation may secure the fidelity of any or all of the officers by bond or otherwise.

Section 17.4 Any officer or agent of the Corporation may be removed by the Board of Directors with or without cause. The removal shall be without prejudice to the contract rights, if any, of any person so removed. Election or appointment of an officer or agent shall not of itself create contract rights. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

Section 17.5 An officer shall perform such officer’s duties as an officer in good faith, in a manner such officer reasonably believes to be in the best interests of the Corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. An officer who so performs such duties shall not be liable by reason of having been an officer of the Corporation.

Article 18

THE CHAIR, VICE-CHAIR AND LEAD INDEPENDENT DIRECTOR OF THE BOARD

Section 18.1 At its organization meeting, the Board shall elect from its members a Chair. The Chair of the Board shall preside at all meetings of the shareholders and directors. The Chair shall supervise the carrying out of the policies adopted or approved by the Board of Directors. The Chair shall also have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to the Chair by the Board of Directors.

Section 18.2 In the event that the Chair is an executive of the Corporation or is otherwise not an “independent” director as determined in accordance with the listing rules of any securities exchange on which the Corporation’s securities are traded, the Board shall elect from its independent members a Lead Independent Director. The Lead Independent Director shall preside over meetings of the Board in the absence of the Chair, and shall have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to the Lead Independent Director by the Board.

Section 18.3 In the event that the Chair is an “independent” director, the Board may, at the request of the Chair, elect from its independent members a Vice Chair of the Board. The Vice Chair shall preside at meetings of the Board in the absence of the Chair, and shall have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to the Vice -Chairman or the Vice-Chair by the Boardof Directors.

Article 19

THE CHIEF EXECUTIVE OFFICER AND PRESIDENT

Section 19.1 Subject to the direction of the Board of Directors, the Chief Executive Officer shall have the general supervision of the policies, business and operations of the Corporation, and of the other officers, agents and employees of the Corporation and, except as otherwise provided in these Bylaws or by the Board of Directors, shall have all the other powers and duties as are usually incident to the Chief Executive Officer of a corporation. In the absence of the Chief Executive Officer, his or her rights shall be held and duties shall be performed by such other officer or officers as shall be designated by the Board of Directors. Except as prohibited by law or the rules and regulations of any applicable securities exchange, the Chief Executive Officer shall be an ex officio member of all committees.

Section 19.2 The President, if not the Chief Executive Officer of the Corporation, shall have such duties and powers as from time to time may be conferred upon or assigned to the President by the Board.

Article 20

VICE PRESIDENTS

Section 20.1 The Vice President or, if more than one, the Vice Presidents shall have such duties and powers as may from time to time be assigned by the Board of Directors or the Chief Executive Officer in the absence of any assignment by the Board of Directors Any Vice President may, in the discretion of the Board of Directors, be designated as “executive,” “senior,” or by departmental or functional classification.

Article 21

THE SECRETARY

Section 21.1 The Secretary shall attend all meetings of the Board of Directors and of the shareholders and keep accurate records thereof in one or more minute books kept for that purpose and shall perform the duties customarily performed by the secretary of a corporation and such other duties as may be assigned to the secretary by the Board of Directors or the Chief Executive Officer.

Article 22

THE TREASURER

Section 22.1 The Treasurer shall have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall perform such other duties as may be assigned to the Treasurer by the Board of Directors or the Chief Executive Officer.

Article 23

ASSISTANT OFFICERS

Section 23.1 Each assistant officer shall assist in the performance of the duties of the officer to whom such person is an assistant and shall perform such duties in the absence of the officer. Each assistant officer shall perform such additional duties as may be assigned by the Board of Directors, the Chair of the Board, the Chief Executive Officer or the officer to whom such person is an assistant. Such officers may be given such functional titles as the Board of Directors shall from time to time determine.

Article 24

INDEMNIFICATION

Section 24.1 (Indemnification) To the fullest extent permitted by applicable law, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that such person is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (which shall include, without limitation, employee benefit plans), against expenses (including attorney’s fees), amounts paid in settlement, judgments, and fines (including without limitation, excise taxes related to employee benefit plans) actually and reasonably incurred by such person in connection with such action, suit, or proceeding; provided, however, that no indemnification shall be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 24.2 (Advancement of Expenses) To the fullest extent permitted by applicable law, expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this Article 24.

Section 24.3 (Nonexclusivity) The indemnification provided by this Article 24 shall not be deemed exclusive of any other right to which persons seeking indemnification may be entitled under any agreement, vote of shareholders or disinterested directors, or otherwise, both as to actions in such persons’ official capacity and as to their actions in another capacity while holding office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

Section 24.4 (Insurance) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article 24.

Article 25

SHARE CERTIFICATES

Section 25.1 Except as provided in Section 25.2, the share certificates of the Corporation shall be numbered and registered in a share register as they are issued; shall bear the name of the registered holder, the number and class of shares represented thereby, the par value of each share or a statement that such shares are without par value, as the case may be; shall be signed by the Chair of the Board, Chief Executive Officer, President or a Vice President and the Secretary or the Treasurer or any other person properly authorized by the Board of Directors, and shall bear the corporate seal, which seal may be a facsimile engraved or printed. Where the certificate is signed by a transfer agent or a registrar, the signature of any corporate officer on such certificate may be a facsimile engraved or printed. In case any officer who has signed, or whose facsimile signature has been placed upon, any share certificate shall have ceased to be such officer because of death, resignation or otherwise before the certificate is issued, it may be issued by the Corporation with the same effect as if the officer had not ceased to be such at the date of its issue.

Section 25.2 Notwithstanding anything herein to the contrary, any or all classes and series of shares, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board of Directors, except that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates. The rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class shall be identical. Notwithstanding anything herein to the contrary, the provisions of Section 25.1 shall not apply to uncertificated shares and, in lieu thereof, the Board of Directors shall adopt alternative procedures for registration of transfers.

Article 26

TRANSFER OF SHARES

Section 26.1 Upon surrender to the Corporation of a share certificate duly endorsed by the person named in the certificate or by attorney duly appointed in writing and accompanied where necessary by proper evidence of succession, assignment or authority to transfer, a new certificate shall be issued to the person entitled thereto and the old certificate cancelled and the transfer recorded upon the transfer books for shares of the Corporation. No transfer shall be made if it would be inconsistent with the provisions of Article 8 of the Pennsylvania Uniform Commercial Code.

Article 27

LOST CERTIFICATES

Section 27.1 Where a shareholder of the Corporation alleges the loss, theft or destruction of one or more certificates for shares of the Corporation and requests the issuance of a substitute certificate therefor, the Board of Directors may direct a new certificate of the same tenor and for the same number of shares to be issued to such person upon such person’s making of an affidavit in form satisfactory to the Board of Directors setting forth the facts in connection therewith, provided that prior to the receipt of such request the Corporation shall not have either registered a transfer of such certificate or received notice that such certificate has been acquired by a bona fide purchaser. When authorizing such issue of a new certificate the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or such owner’s heirs or legal representatives, as the case may be, to advertise the same in such manner as it shall require and/or give the Corporation a bond in such form and with surety or sureties, with fixed or open penalty, as shall be satisfactory to the Board of Directors, as indemnity for any liability or expense which it may incur by reason of the original certificate remaining outstanding.

Article 28

DIVIDENDS

Section 28.1 The Board of Directors may, from time to time, at any duly convened regular or special meeting or by unanimous consent in writing, declare and pay dividends upon the outstanding shares of capital stock of the Corporation in cash, property or shares of the Corporation, so long as any dividend shall not be in violation of law and the Articles of Incorporation.

Section 28.2 Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purposes as the Board of Directors shall believe to be for the best interests of the Corporation, and the Board of Directors may reduce or abolish any such reserve in the manner in which it was created.

Article 29

INSTRUMENTS

Section 29.1 All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other persons as the Chief Executive Officer or the Board of Directors may from time to time designate.

Section 29.2 Any note, mortgage, evidence of indebtedness, contract or other document, or any assignment or endorsement thereof, executed or entered into between the Corporation and any other person, when signed by one or more officers or agents having actual or apparent authority to sign it, or by the Chair of the Board, the Chief Executive Officer, President or the Vice President and Secretary or Assistant Secretary or Treasurer or Assistant Treasurer of the Corporation, shall be held to have been properly executed for and in behalf of the Corporation.

Section 29.3 The affixation of the corporate seal shall not be necessary to the valid execution, assignment or endorsement by the Corporation of any instrument or other document.

Article 30

FISCAL YEAR

Section 30.1 The fiscal year of the Corporation shall be the calendar year.

Article 31

SEAL

Section 31.1 The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Pennsylvania.” Such seal may be used by causing it or a facsimile thereof to be impressed or affixed in any manner reproduced.

Article 32

NOTICES OF WAIVERS THEREOF

Section 32.1 Whenever written notice is required to be given to any person under the provisions of applicable law, by the Articles of Incorporation or of these Bylaws, it may be given to the person either personally or by sending a copy thereof (i) by first class or express mail, postage prepaid, or by courier service, charges prepaid, to the postal address appearing on the Corporation’s books or, in the case of directors, supplied by the director for purposes of notice or (ii) by facsimile transmission, e-mail or other electronic communication to such person’s facsimile number or address for e-mail or other electronic communications supplied by such person for the purpose of notice, or (iii) in any other manner permitted by law. Notice given pursuant to subparagraph (i) above shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or with a courier service for delivery to that person. Notice given pursuant to subparagraph (ii) above shall be deemed to have been given to the person entitled thereto when sent. A notice of meeting shall specify the place, day and hour of the meeting and any other information required by any other provision of these Bylaws or by law.

Section 32.2 Whenever any written notice is required to be given under the provisions of applicable law, the Articles of Incorporation or of these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of the notice. Except as otherwise required by these Bylaws, neither the business to be transacted at, nor the purpose of, a meeting need be specified in the waiver of notice of the meeting. In the case of a special meeting of shareholders, the waiver of notice shall specify the general nature of the business to be transacted.

Section 32.3 Attendance of a person at any meeting shall constitute a waiver of notice of the meeting except where a person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.

Section 32.4 Whenever any notice or communication is required to be given to any person under the provisions of applicable law, the Articles of Incorporation, these Bylaws, the terms of any agreement and any other instrument or as a condition precedent to taking any corporate action, and communication with that person is then unlawful, the giving of the notice or communication to that person shall not be required and there shall be no duty to apply for a license or other permission to do so. Any action or meeting that is taken or held without notice or communication to that person shall have the same validity as if the notice or communication had been duly given. If the action taken is such as to require the filing of any document with respect thereto under any provision of law or any agreement or other instrument, it shall be sufficient, if such is the fact and if notice or communication is required, to state therein that notice or communication was given to all persons entitled to receive notice or communication except persons with whom communication was unlawful.

Section 32.5 Section 32.4 shall also be applicable to any shareholder with whom the Corporation has been unable to communicate for more than twenty-four (24) consecutive months because communications to the shareholder are returned unclaimed or the shareholder has otherwise failed to provide the Corporation with a current address. Whenever the shareholder provides the Corporation with a current address, Section 32.4 shall cease to be applicable to the shareholder under this Section 32.5.

Article 33

EMERGENCIES

Section 33.1 The Board of Directors may adopt emergency Bylaws, subject to repeal or change by action of the shareholders, which shall, notwithstanding any different provisions of law, of the Articles of Incorporation or of these Bylaws, be effective during any emergency resulting from an attack on the United States, a nuclear disaster or another catastrophe as a result of which a quorum of the Board of Directors cannot readily be assembled. The emergency Bylaws may make any provision that may be appropriate for the circumstances of the emergency including, procedures for calling meetings of the Board of Directors, quorum requirements for meetings and procedures for designating additional or substitute directors.

Section 33.2 The Board of Directors, either before or during any emergency, may provide, and from time to time modify, lines of succession in the event that during the emergency any or all officers or agents of the Corporation shall for any reason be rendered incapable of discharging their duties and may, effective in the emergency, change the head offices or designate several alternative head offices or regional offices of the Corporation or authorize the officers to do so.

Section 33.3 A representative of the Corporation acting in accordance with any emergency Bylaws shall not be liable except for willful misconduct and shall not be liable for any action taken by such representative in good faith in an emergency in furtherance of the ordinary business affairs of the Corporation even though not authorized by the emergency or other Bylaws then in effect.

Section 33.4 To the extent not inconsistent with any emergency Bylaws so adopted, the Bylaws of the Corporation shall remain in effect during any emergency and, upon its termination, the emergency Bylaws shall cease to be effective.

Section 33.5 Unless otherwise provided in emergency Bylaws, notice of any meeting of the Board of Directors during an emergency shall be given only to those directors to whom it is feasible to reach at the time and by such means as are feasible at the time, including publication, radio or television. To the extent required to constitute a quorum at any meeting of the Board of Directors during any emergency, the officers of the Corporation who are present shall, unless otherwise provided in emergency Bylaws, be deemed, in order of rank and within the same rank in order of seniority, directors for the meeting.

Article 34

AMENDMENTS

Section 34.1 These Bylaws may be altered, amended or repealed by the affirmative vote of the holders of eighty percent (80%) of the outstanding shares of Common Stock at any regular or special meeting duly convened after notice to the shareholders of that purpose, or by a majority vote of the members of the Board of Directors at any regular or special meeting thereof.